Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive – Suite 2000 Baltimore, MD 21202 T +1 410-659-2780 F +1 202 637 5910 www.hoganlovells.com

June 16, 2023

Board of Directors

Fifth Wall Acquisition Corp III

1 Little West 12th Street — 4th Floor

New York, New York 10014

Ladies and Gentlemen:

We are acting as counsel to Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (“FWAC”, and after its redomestication and corporate conversion into a Maryland corporation as described herein, the “Company”), in connection with the registration statement on Form S-4 (SEC File No. 333-269231 as may be amended from time to time, the “Registration Statement”), initially filed with the Securities and Exchange Commission on January 17, 2023 under the Securities Act of 1933, as amended (the “Act”) relating to the proposed offering of up to 30,954,657 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), 2,862 shares of the Company’s Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), and 39,811 shares of the Company’s Series 1 Preferred Stock, $0.01 par value per Share (the “Series 1 Preferred Stock,” and, collectively with the Common Stock and the Series A Preferred Stock, the “Shares”). The Shares will be issued pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of December 13, 2022, as amended by the First Amendment to Agreement and Plan of Merger, dated as of March 23, 2023 (collectively, the “Merger Agreement”) by and among FWAC, Queen Merger Corp. I, a Maryland corporation, and Mobile Infrastructure Corporation, a Maryland corporation. The Merger Agreement contemplates that FWAC will convert into a Maryland corporation pursuant to a redomestication under Cayman Islands law, which will be effected in Maryland as a corporation conversion (the “Conversion”) through the filing of Articles of Conversion in accordance with Title 3, Subtitle 9 of the Maryland General Corporation Law (“MGCL”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

In connection with the Conversion, FWAC will change its jurisdiction of incorporation by effecting a deregistration under Article 206 of the Cayman Islands Companies Act (As Revised) and a conversion under Article 3, Subtitle 9 of the MGCL by filing articles of conversion simultaneously with articles of incorporation, in each case in respect of the Company, with the Maryland State Department of Assessments and Taxation(the “MSDAT”). The Conversion is subject to the approval of FWAC’s shareholders. As a result of and upon the effective time of the Conversion, among other things, all of the then issued and outstanding Class A ordinary shares of FWAC (“FWAC Class A Shares”) and Class B ordinary shares of FWAC (“FWAC Class B Shares”) will convert automatically into shares of Common Stock of the Company.

For purposes of this opinion letter, we have examined copies of such agreements, instruments, and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed without independent investigation the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We have also assumed that the current draft articles of incorporation of the Company (the “Articles of Incorporation”), in the form submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with and accepted for record by the MSDAT in accordance with Section 2-102 of the MGCL, that no other certificate or document, other than the Articles of Conversion as required by Section 3-906 of the MGCL, has been, or in connection with the filing of the Articles of Incorporation will be, filed by or in respect of the Company with the MSDAT, and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Articles of Incorporation. We also have assumed that the Shares will not be issued in violation of the ownership limits to be contained in the Articles of Incorporation, and that upon the issuance of any of the shares of Common Stock, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Articles of Incorporation. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of MGCL, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following effectiveness of the Registration Statement, effectiveness of the Conversion and applicable shareholder approval and effectiveness of the mergers contemplated by the Merger Agreement (the “Mergers”):

(i)

following issuance and delivery in the Conversion, 8,223,302 shares of Common Stock (which include (a) 441,302 FWAC Class A Shares issued in FWAC’s initial public offering (the “IPO”), (b) 907,000 FWAC Class A Shares held by Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands limited liability company, which were acquired in a private placement concurrent with the closing of the IPO and (c) 6,875,000 shares of Common Stock that will be issued upon conversion of FWAC Class B Shares), will be validly issued, fully paid and nonassessable;

(ii)

following issuance and delivery in the Mergers, (a) 11,643,563 shares of Common Stock to be issued as merger consideration, (b) 39,811 shares of Series 1 Preferred Stock to be issued as merger consideration, and (c) 2,862 shares of Series A Preferred Stock to be issued as merger consideration will be validly issued, fully paid and nonassessable;

(iii)

following issuance upon the conversion or redemption of the Series 1 Preferred Stock in accordance with the terms thereof set forth in the Articles of Incorporation, 7,962,200 shares of Common Stock will be validly issued, fully paid and nonassessable;

(iv)

following issuance upon the conversion or redemption of the Series A Preferred Stock in accordance with the terms thereof set forth in the Articles of Incorporation, 572,400 shares of Common Stock will be validly issued, fully paid and nonassessable; and

(v)

following issuance of the warrant to purchase Common Stock issued in the Mergers (the “Company Warrant”), upon exercise of the Company Warrant and payment of the exercise price therefor, 2,553,192 shares of Common Stock will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP